Subject to Completion

Preliminary Pricing Supplement dated October 11, 2013

Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$
Annual AutoCallable Notes due October 14, 2016
Linked to the Lesser Performing Reference Asset of the iShares® MSCI Emerging Markets ETF and the S&P 500® Index Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Initial Valuation Date:	October 11, 2013
Issue Date:	October 17, 2013
Final Valuation Date:*	October 11, 2016
Maturity Date:*	October 14, 2016
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Reference Assets:

The iShares® MSCI Emerging Markets ETF (the “ETF”) (Bloomberg ticker symbol “EEM UP <Equity>“) and the S&P 500® Index (the “Index”) (Bloomberg ticker symbol “SPX <Index>“).

Each of the ETF and the Index are referred to herein as a “Reference Asset” and collectively as the “Reference Assets”.

Automatic Call:

If, on any Call Valuation Date, the Closing Value of each of the Reference Assets is equal to or greater than their respective Call Values, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Call Price payable on the applicable Call Settlement Date.

Call Value:	With respect to each Reference Asset on any Call Valuation Date, an amount equal to 100% of its Initial Value.
Call Price**:

For every $1,000 principal amount Note, an amount equal to $1,000 plus a call premium calculated as follows:

•      at least 12.50% x $1,000, or $125.00, if the Notes are automatically called in respect of the first Call Valuation Date

•      at least 25.00% x $1,000, or $250.00, if the Notes are automatically called in respect of the second Call Valuation Date

•      at least 37.50% x $1,000, or $375.00, if the Notes are automatically called in respect of the final Call Valuation Date

** The actual Call Prices with respect to each Valuation Date will be determined on the Initial Valuation Date and will not be less than $1,125.00, $1,250.00 and $1,375.00 per $1,000 principal amount Note for each of the first, second, and final Call Valuations Dates, respectively..

Payment at Maturity:

If the Notes are not automatically called pursuant to the “Automatic Call” provisions, you will receive at maturity (subject to our credit risk):

(i)                                     if the Final Value of the Lesser Performing Reference Asset is equal to or greater than its Barrier Value, a cash payment of $1,000 per $1,000 principal amount Note; and

(ii)                                  if the Final Value of the Lesser Performing Reference Asset is less than its Barrier Value, a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Reference Asset Return of the Lesser Performing Reference Asset, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 x Reference Asset Return of the Lesser Performing Reference Asset]

You may lose some or all of your principal if you invest in the Notes. If the Notes are not automatically called and the Final Value of the Lesser Performing Reference Asset is less than its Barrier Value, your Notes will be fully exposed to such decline of the Lesser Performing Reference Asset from its Initial Value to its Final Value and you will lose some or all of your principal.

 If the Notes are not automatically called, the payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset and the performance of the other Reference Asset will not be taken into account for purposes of calculating any payment at maturity under the Notes.

Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100.00%	2.25%	97.75%
Total	$[•]	$[•]	$[•]	$[•]

‡ Barclays Capital Inc. will receive commissions from the Issuer equal to 2.25% of the principal amount of the Notes, or $22.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

†Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $937.50 and $961.00 per Note.   The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-2 of this preliminary pricing supplement.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-4 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-7 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

Terms of the Notes, Continued

Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from its Initial Value to its Final Value, calculated as follows: Final Value – Initial Value Initial Value
Initial Value:	With respect to the ETF, [•], the Closing Value on the Initial Valuation Date. With respect to the Index, [•], the Closing Value on the Initial Valuation Date
Final Value:	With respect to a Reference Asset, the Closing Value of such Reference Asset on the Final Valuation Date.
Barrier Value:	With respect to the ETF, [•], which is 70.00% of the Initial Value, rounded to the nearest cent. With respect to the Index, [•], which is 70.00% of the Initial Value, rounded to the nearest hundredth.
Call Valuation Dates:*	October 20, 2014, October 13, 2015 and the Final Valuation Date
Call Settlement Date:	The third Business Day after the applicable Call Valuation Date (provided that the final Call Settlement Date will be the Maturity Date).
Lesser Performing Reference Asset:	The Reference Asset with the lower Reference Asset Return, as calculated in the manner set forth above.
Closing Value:

With respect to the ETF, the closing price per share of the ETF published at the regular weekday close of trading on that date as displayed on Bloomberg Professional® service page “EEM UP <Equity>“ or any successor page on Bloomberg Professional® service or any successor service, as applicable.

With respect to the Index, the closing level of the Index published at the regular weekday close of trading on that date as displayed on Bloomberg Professional® service page “SPX <Index>“ or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Closing Value of a Reference Asset will be based on the alternate calculation of the Reference Asset as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” or “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”, as applicable, in the accompanying prospectus supplement.

Reference Asset Business Day:

A day that is both (i) a scheduled trading day with respect to the Index and (ii) a scheduled trading day with respect to the ETF.

The term “scheduled trading day”, with respect to the Index, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”, and with respect to the ETF, has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”, in each case, in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741TT23 / US06741TT235

*                  Subject to postponement in the event of a market disruption event and as described under “Selected Purchase Considerations—Market Disruption Events” in this preliminary pricing supplement.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-1

Additional information Regarding Our Estimated Value of the Notes

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately four months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-7 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-2

Hypothetical Examples of Amounts Payable Upon Automatic Call or at Maturity

The following examples demonstrate the how the payment (if any) upon early redemption or maturity of the Notes will be calculated under various circumstances. The numbers set forth in the following examples have been rounded for eases of reference and do not relate to the actual Closing Value of either Reference Asset on any Call Valuation Date. We cannot predict the Closing Value of either Reference Asset on any such date. The following examples do not take into account any tax consequences of investing in the Notes.

In addition, these examples make the following key assumptions:

•      Investor purchases $1,000 principal amount of Notes on the Initial Valuation Date at the initial public offering price and holds the Notes to maturity if the Notes are not automatically called.

•      No market disruption events or events of default occur during the term of the Notes.

•      Initial Value of the ETF: $41.67

•      Initial Value of the Index:  1,656.40

•      Barrier Value of the ETF: $29.17, or 70.00% of the hypothetical Initial Value set forth above (rounded to the nearest cent)

•      Barrier Value of the Index: 1,159.48, or 70.00% of the hypothetical Initial Value set forth above (rounded to the nearest hundredth)

•      Call Values of the ETF on each Call Valuation Date: $41.67, or 100% of the assumed Initial Value set forth above

•      Call Value of Index on each Call Valuation Date:1,656.40, or 100% of the assumed Initial Value set forth above

•      Call Price per $1,000 principal amount Note: $1,125.00 (if called on the first Call Valuation Date), $1,250.00 (if called on the second Call Valuation Date) and $1,137.50 (if called on the final Call Valuation Date)

Examples Where the Notes are Automatically Called on the First or Second Call Valuation Date

Example 1: The Notes are automatically called on the first Call Valuation Date.

Reference Asset	Closing Value on First Call Valuation Date	Closing Value on Second Call Valuation Date	Final Value
ETF	$45.84	N/A	N/A
Index	1,904.86	N/A	N/A

Because the Closing Value of each Reference Asset is above its respective Call Value on the first Call Valuation Date, the Notes are automatically called and you will receive on the applicable Call Settlement Date a cash payment per $1,000 principal amount Note equal to $1,103.00 calculated as follows:

$1,000 + [$1,000 x 12.50%] = $1,125.00

The return on investment of the Notes is 12.50%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the value of either Reference Asset at any time after the Call Settlement Date.

PPS-3

Example 2: The Notes are automatically called on the second Call Valuation Date.

Reference Asset	Closing Value on First Call Valuation Date	Closing Value on Second Call Valuation Date	Final Value
ETF	$43.75	$45.84	N/A
Index	1,573.58	1,904.86	N/A

Because the Closing Value of at least one Reference Asset is not above its respective Call Value on the first Call Valuation Date, the Notes are not automatically called in respect of the first Call Valuation Date. Because, however, the Closing Value of each Reference Asset is above its respective Call Value on the second Call Valuation Date, the Notes are automatically called and you will receive on the applicable Call Settlement Date a cash payment per $1,000 principal amount Note equal to $1,206.00 calculated as follows:

$1,000 + [$1,000 x 25.00%] = $1,250.00

The return on investment of the Notes is 25.00%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the value of either Reference Asset at any time after the Call Settlement Date.

Examples Where the Notes Are Not Automatically Called on the First or Second Call Valuation Dates

The following table and examples are based upon the assumptions set forth above and further assume that the Notes have not been called on the first or second Call Valuation Date. These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions.

Final Value of the ETF ($)	Final Value of the Index	Reference Asset Return of the ETF	Reference Asset Return of the Index	Reference Asset Return of Lesser Performing Reference Asset	Payment at Maturity (per $1,000 principal amount Note)
66.67	2,484.60	60.00%	50.00%	50.00%	$1,375.00
58.34	2,401.78	40.00%	45.00%	40.00%	$1,375.00
62.51	2,153.32	50.00%	30.00%	30.00%	$1,375.00
52.09	1,987.68	25.00%	20.00%	20.00%	$1,375.00
45.84	1,904.86	10.00%	15.00%	10.00%	$1,375.00
41.67	1,822.04	0.00%	10.00%	0.00%	$1,375.00
43.75	1,573.58	5.00%	-5.00%	-5.00%	$1,000.00
39.59	1,490.76	-5.00%	-10.00%	-10.00%	$1,000.00
33.34	1,822.04	-20.00%	10.00%	-20.00%	$1,000.00
29.17	1,573.58	-30.00%	-5.00%	-30.00%	$1,000.00
33.34	993.84	-20.00%	-40.00%	-40.00%	$600.00
20.84	1,739.22	-50.00%	5.00%	-50.00%	$500.00
29.17	662.56	-30.00%	-60.00%	-60.00%	$400.00
12.50	1,822.04	-70.00%	10.00%	-70.00%	$300.00
33.34	331.28	-20.00%	-80.00%	-80.00%	$200.00
33.34	165.64	-20.00%	-90.00%	-90.00%	$100.00
39.59	0.00	-5.00%	-100.00%	-100.00%	$0.00

PPS-4

Example 3: The Final Value of the ETF is $45.84 and the Final Value of the Index is 1,904.86. Because the Closing Value of each Reference Asset is equal to or greater than its respective Call Value on the final Call Valuation Date (the Final Valuation Date), the Notes are automatically called and you will receive on the Maturity Date a cash payment per $1,000 principal amount Note equal to $1,37.50, calculated as follows:

$1,000 + [$1,000 x 37.50%] = $1,375.00

The return on investment of the Notes is 37.50%.

Example 4: The Final Value of the ETF is $39.59 and the Final Value of the Index is 1,739.22. Because the Final Value of the ETF is below its Call Value of $41.67, the Notes are not automatically called on the final Call Valuation Date. Because the Reference Asset Return of the ETF of -5.00% is lower than the Reference Asset Return of the Index of 5.00%, the ETF is the Lesser Performing Reference Asset.

Because the Final Value of the Lesser Performing Reference Asset is not less than its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

The return on investment of the Notes is 0.00%.

Example 5: The Final Value of the ETF is $43.75 and the Final Value of the Index is 828.50. Because the Final Value of the Index is less than its Call Value, the Notes are not automatically called on the final Call Valuation Date. Because the Reference Asset Return of the Index of -50.00% is lower than the Reference Asset Return of the ETF of 5.00%, the Index is the Lesser Performing Reference Asset.

Because the Final Value of the Lesser Performing Reference Asset is less than its Barrier Value, you will receive a payment at maturity of $500.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Lesser Performing Reference Asset]

$1,000 + [$1,000 x -50.00%] = $500.00

The return on investment of the Notes is- 50.00%.

Example 6: The Final Value of the ETF is $16.17 and the Final Value of the Index is 993.84. Because the Final Values of both Reference Assets are less than their respective Call Values, the Notes are not automatically called on the final Call Valuation Date. Because the Reference Asset Return of the ETF of -60.00% is lower than the Reference Asset Return of the Index of -40.00%, the ETF is the Lesser Performing Reference Asset.

Because the Final Value of the Lesser Performing Reference Asset is less than its Barrier Value, you will receive a payment at maturity of $600.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Lesser Performing Reference Asset]

$1,000 + [$1,000 x –60.00%] = $400.00

The return on investment of the Notes is - 60.00%.

Examples 5 and 6 above demonstrate that if the Notes are not automatically called and if the Final Value of the Lesser Performing Reference Asset is less than its Barrier Value, your investment in the Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset and you will lose some or all of your principal. Example 5 demonstrates that the Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset if its Final Value is less than its Barrier Value, even if the Reference Asset Return of the other Reference Asset is positive. Example 6 further demonstrates that if the Final Value of both Reference Assets are below their Barrier Values, your payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset, and your loss will not be mitigated in any way by virtue of the fact that the Reference Asset Return of the other Reference Asset was higher than that of the Lesser Performing Reference Asset.

If the Notes are not called in respect of the first or second Call Valuation Date, at maturity you may lose up to 100% of your investment in the Notes.

PPS-5

Selected Purchase Considerations

•                  Market Disruption Events—The Call Valuation Dates (including the Final Valuation Date), any Call Settlement Dates, the Maturity Date and the payment at maturity are subject to adjustment in the event of a Market Disruption Event with respect to either Reference Asset.   If the Calculation Agent determines that on a Call Valuation Date, a Market Disruption Event occurs or is continuing in respect of either Reference Asset, the Call Valuation Date will be postponed.  If such postponement occurs, the Closing Values of the Reference Assets shall be determined using the Closing Values of the Reference Assets on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing in respect of either Reference Asset.  In no event, however, will a Call Valuation Date be postponed by more than five Reference Asset Business Days.  If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Reference Asset on such fifth day, the Calculation Agent will determine the Closing Value on the applicable Call Valuation Date of either Reference Asset unaffected by such Market Disruption Event using the Closing Value of such Reference Asset on such fifth day, and will make an estimate of the Closing Value of either Reference Asset affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event. In the event that a Call Valuation Date is postponed and the Notes are automatically called, the Call Settlement Date will be the third Business Day following the relevant Call Valuation Date, as postponed. If the Final Valuation Date is postponed, the Maturity Date will be the third Business Day following the Final Valuation Date, as postponed.

o                 For a description of what constitutes a Market Disruption Event with respect to the Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement;

o                 For a description of what constitutes a Market Disruption Event with respect to the ETF, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.

•                  Adjustments to the Reference Assets—For a description of adjustments that may affect either of the Reference Assets, see the following sections of the prospectus supplement:

o                 For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”; and

o                 For a description of further adjustments that may affect the ETF and the Notes, see “Reference Assets— Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets— Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Exchange-Traded Fund.”

•                  Exposure to the U.S. Equities Underlying the Index and the ETF—The “automatic call” feature and any return on the Notes is linked to the performance of the Index and the ETF.  The Index of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index (the “Emerging Markets Index”).. The Emerging Markets Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. For additional information about the Reference Assets, please see “Description of the Reference Assets” in this preliminary pricing supplement.

•                  Material U.S Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below.  This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Reference Assets.  Subject to the discussion of Section 1260 of the Internal Revenue Code (the “Code”) below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

PPS-6

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the ETF that is subject to the rules of Section 1260 of the Code.  Because the Notes have a return profile that differs substantially from the return profile of the ETF, we believe that Section 1260 of the Code should not apply to your Notes.  If your Notes were subject to the constructive ownership rules, however, any long-term capital gain that you realize upon the sale, redemption or maturity of your Notes that is attributable to the ETF would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such ordinary income) to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the ETF referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale, redemption or maturity of the Notes.  Because application of the constructive ownership rules to your Notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments.  If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes.  Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us.  You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Index.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•                  “Risk Factors—Risks Relating to All Securities”;

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•                  “Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•                  Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”; and

•                  “Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Value”.

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Loss; No Principal Protection—If the Notes are not called pursuant to the “Automatic Call” provisions and the Final Value of the Lesser Performing Reference Asset is less its Barrier Value, your investment will be fully exposed to the decline in the performance of the Lesser Performing Reference Asset and you will lose some or all of the principal amount of your Notes. You may lose up to 100% of the principal amount of your Notes.

•                  Your Gain, if Any, on the Notes is limited to the Applicable Call Premium—If the Notes are automatically called pursuant to the “Automatic Call” provisions in respect of a Call Valuation Date, you will receive on the applicable Call Settlement Date a payment per $1,000 principal amount equal to the applicable Call Price, as described above in this preliminary pricing supplement. You will not participate in any appreciation of either Reference Asset above the percentage represented by the applicable call premium.

PPS-7

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.   In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Notes will be automatically called if the Closing Value of each Reference Asset on a Call Valuation Date is equal to or greater than its Initial Value. In such an event, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No more interest or call premium will accrue or be payable after the relevant Call Settlement Date.  The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.  It may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•                  Whether or Not the Notes Will be Automatically Called Prior to Will Not be Based on the Price or Level, as Applicable, of Either Reference Asset at Any Time Other than the Closing Values of the Reference Assets on the applicable Call Valuation Date—Whether or not the Notes are automatically called pursuant to the “Automatic Call” provisions will be based solely on the Closing Values of the Reference Assets on the Call Valuation Dates.  Accordingly, if the price or level, as applicable, of either or both Reference Assets dropped on any Call Valuation Date such that the Closing Value of such Reference Asset was fell below the applicable Call Value, your Notes will not be called on the relevant Call Valuation Date.

•                  If Your Notes Are Not Called Pursuant to the “Automatic Call” Provisions, the Payment at Maturity on Your Notes will be Based Solely on the Reference Asset Return of the Lesser Performing Reference Asset, Which Will Be Based Solely on the Closing Value of the Lesser Performing Reference Asset on the Final Valuation Date—If the Notes are not automatically called, the determination of the Reference Asset Return of the Lesser Performing Reference Asset and, therefore, the payment at maturity will not be made based on any value of the Reference Assets other than the Final Values of the Lesser Performing Reference Asset. Therefore, if the Notes are not automatically called and if the price or level, as applicable, of the Lesser Performing Reference Asset drops precipitously on the Final Valuation Date to a level or price, as the case may be, the payment at maturity, if any, that you will receive for your Notes will be significantly less than it would otherwise have been had such payment been linked to the values of the Reference Assets prior to such drop.

If the price or level, as applicable, of the Lesser Performing Reference Asset falls on the Final Valuation Date such that its Final Value is below its Barrier Value, your Notes will be fully exposed to the decline of the Lesser Performing Reference Asset from its Initial Value to its Final Value and you will lose some or all of the principal amount of your Notes, regardless of the price or level of either Reference Asset at any other time during the term of the Notes.

•                  No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the Index, the ETF or the Index would have.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The value of the ETF is subject to:

o                 Management risk.  This is the risk that the respective investment strategies for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  However, because the ETF is not “actively” managed, it generally does not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of the ETF could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o                 Derivatives risk.  The ETF may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

o                 Exchange-Traded Funds May Underperform Their Respective Underlying Assets/Indices—The performance of the ETF may not replicate the performance of, and may underperform, its underlying index. The ETF will reflect transaction costs and fees that will reduce its relative performances.  Moreover, it is also possible that the ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index.

•                  Non-U.S. Securities Market Risk—Some or all of the equity securities that are held by the ETF have been issued by non- U.S. issuers. Investments in securities linked to the value of non-U.S. securities involve risks associated with the securities markets in those countries. In particular securities issued by foreign companies in foreign securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to such securities, which may have an adverse effect on the Notes.  Also, the public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the issuers of

PPS-8

these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•                  Currency Exchange Risk—Because the prices of some or all of the securities comprising the ETF are converted into U.S. dollars for the purposes of calculating the value of the ETF, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the relevant currencies. An investor’s net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the weight of the securities comprising the ETF denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against those currencies, the value of the ETF will be adversely affected and any return on the Notes may be reduced.

•                  Risks associated with Emerging Markets—Because the ETF invests in securities of companies located in emerging markets, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component.  In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal.  Many emerging markets suffer from underdevelopment of capital markets and tax regulation.  The risk of expropriation and nationalization remains a threat.  Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•                  Adjustments to the Indices or ETF (including the underlying index tracked by the ETF) could adversely affect the value of the Notes—Those responsible for calculating and maintaining the Index or ETF or the underlying index tracked by the ETF can add, delete or substitute the components of the Index or ETF (or the underlying index tracked by the ETF), or make other methodological changes that could change the value of the Index or ETF (or the underlying index tracked by the ETF). In addition, the publisher of an Index may discontinue or suspend calculation or publication of such Index or the ETF may be delisted from its relevant exchange or liquidated or otherwise terminated at any time. Any of these actions could adversely affect the value of the Reference Assets and, consequently, the value of the Notes. For a description of the actions that may be taken by the Calculation Agent in the event that an Index publisher discontinues or suspends calculation of an Index or an ETF is liquidated or otherwise terminated, please see “Adjustments to the Reference Assets” in this preliminary pricing supplement.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market.  The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes.  The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions.  The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes. The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

PPS-9

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes.  Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest. We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Taxes— The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity.  The outcome of this process is uncertain.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the Closing Values of the Reference Assets, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the Reference Assets;

o                 the time to maturity of the Notes;

o                 the market price and dividend rate on the ETF and the common stocks underlying the Index and the MidCap 400 Index;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 supply and demand for the Notes; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-10

Description of the Reference Assets

Description of the ETF

We have derived all information contained in this preliminary pricing supplement regarding the ETF, including, without limitation, its We have derived all information contained in this pricing supplement regarding the ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the ETF’s prospectus dated January 1, 2013, revised as of July 1, 2013, and other publicly available information.  We have not independently verified such information.  Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”).  The ETF is an investment portfolio maintained and managed by iShares® Trust.  BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the ETF.  The ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the ETF.  Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares®, Inc., BFA and the ETF, please see the ETF’s prospectus.  In addition, information about iShares® and the ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We have not undertaken any independent review or due diligence of the SEC filings related to the ETF, any information contained on the iShares® website, or of any other publicly available information about the ETF.  Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the Emerging Markets Index.  The ETF holds equity securities traded primarily in the global emerging markets.  The Emerging Markets Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.  For more information about the MSCI Indices, generally, and the Emerging Markets, specifically, please see “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement.

As of October 8, 2013, the ETF’s top holdings by country were China (18.63%), South Korea (15.71%), Taiwan (11.56%), Brazil (11.48%), South Africa (7.36%), Russia (6.28%), India (5.91%), Mexico (4.99%), Malaysia (3.76%) and Thailand (2.48%).  As of October 8, 2013, the ETF’s three largest sectors by holdings were Financials (26.91%), Information Technology (15.06%) and Energy (11.78%).

The ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the Emerging Markets Index.  The ETF generally invests at least 90% of its assets in securities of the Emerging Markets Index and depository receipts representing securities in the Emerging Markets Index.  In addition, the ETF may invest up to 10% of its assets in other securities, including securities not in the Emerging Markets Index, but which BFA believes will help the ETF track the Emerging Markets Index, futures contracts, options on futures contracts, other types of options and swaps related to the Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

The ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the Emerging Markets Index, and generally does not hold all of the equity securities included in the Emerging Markets Index.  The ETF invests in a representative sample of securities that collectively has an investment profile similar to the Emerging Markets Index.  Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Emerging Markets Index.

Correlation

The Emerging Markets Index is a theoretical financial calculation, while the ETF is an actual investment portfolio.  The performance of the ETF and the Emerging Markets Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the ETF’s portfolio and the Emerging Markets Index resulting from legal restrictions (such as diversification requirements) that apply to the ETF but not to the Emerging Markets Index or the use of representative sampling.  A figure of 100% would indicate perfect correlation.  “Tracking error” is the difference between the performance (return) of the ETF’s portfolio and the Emerging Markets Index.  BFA expects that, over time, the ETF’s tracking error will not exceed 5%. The ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy.  Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the Emerging Markets Index.

PPS-11

Industry Concentration Policy

The ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Emerging Markets Index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Information Regarding the ETF

The following table sets forth the high and low closing prices of the ETF, as well as end-of-quarter closing prices, during the periods indicated below.

Quarter / Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	50.37	42.17	44.79
June 30, 2008	51.70	44.43	45.19
September 30, 2008	44.43	31.33	34.53
December 31, 2008	33.90	18.22	24.97
March 31, 2009	27.09	19.94	24.81
June 30, 2009	34.64	25.65	32.23
September 30, 2009	39.29	30.75	38.91
December 31, 2009	42.07	37.56	41.50
March 31, 2010	43.22	36.83	42.12
June 30, 2010	43.98	36.16	37.32
September 30, 2010	44.77	37.59	44.77
December 31, 2010	48.58	44.77	47.62
March 31, 2011	48.69	44.63	48.69
June 30, 2011	50.21	45.50	47.60
September 30, 2011	48.46	34.95	35.07
December 30, 2011	42.80	34.36	37.94
March 30, 2012	44.76	38.23	42.94
June 29, 2012	43.54	36.68	39.19
September 28, 2012	42.37	37.42	41.32
December 31, 2012	44.35	40.14	44.35
March 31, 2013	45.20	41.80	42.78
June 28, 2013	44.23	36.63	38.57
September 30, 2013	43.29	37.34	40.77
October 9, 2013*	42.11	41.34	41.67

* For the period commencing October 1, 2013 and ending on October 9, 2013

The following graph sets forth the historical performance of the ETF based on daily closing prices from January 1, 2008 through October 9, 2013. The closing price per share of the ETF on October 9, 2013 was $41.67.

PPS-12

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-13

Description of the Index

As noted above, the Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  For more information about the Index, see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in this accompanying index supplement.

Historical Information Regarding the Index

We obtained the historical closing level information in the chart and the graph below from Bloomberg, L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the Index on the Final Valuation Date.  We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

The following table sets forth the high and low closing levels of the Index, as well as end-of-quarter closing levels, during the periods indicated below.

Quarter / Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	1,447.16	1,273.37	1,322.70
June 30, 2008	1,426.63	1,278.38	1,280.00
September 30, 2008	1,305.32	1,106.39	1,166.36
December 31, 2008	1,161.06	752.44	903.25
March 31, 2009	934.70	676.53	797.87
June 30, 2009	946.21	811.08	919.32
September 30, 2009	1,071.66	879.13	1,057.08
December 31, 2009	1,127.78	1,025.21	1,115.10
March 31, 2010	1,174.17	1,056.74	1,169.43
June 30, 2010	1,217.28	1,030.71	1,030.71
September 30, 2010	1,148.67	1,022.58	1,141.20
December 31, 2010	1,259.78	1,137.03	1,257.64
March 31, 2011	1,343.01	1,256.88	1,325.83
June 30, 2011	1,363.61	1,265.42	1,320.64
September 30, 2011	1,353.22	1,119.46	1,202.09
December 31, 2011	1,285.09	1,099.23	1,257.60
March 31, 2012	1,416.51	1,277.06	1,408.47
June 30, 2012	1,419.04	1,278.04	1,362.16
September 30, 2012	1,465.77	1,334.76	1,440.67
December 31, 2012	1,461.40	1,353.33	1,426.19
March 31, 2013	1,569.19	1,457.15	1,569.19
June 30, 2013	1,669.16	1,541.61	1,606.28
September 30, 2013	1,725.52	1,614.08	1,681.55
October 9, 2013*	1,695.00	1,655.45	1,656.40

* For the period beginning on October 1, 2013 and ending on October 9, 2013

PPS-14

The following graph sets forth the historical performance of the Index based on the daily Index closing levels from January 1, 2008 through October 9, 2013.  The closing level of the Index on October 9, 2013 was 1,656.40.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-15